KILPATRICK STOCKTON LLP	Attorneys at Law Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309-4530 Telephone: 404.815.6500 Facsimile: 404.815.6555
September 29, 2000

Exhibit 5

Abrams Industries, Inc.
1945 The Exchange
Suite 300
Atlanta, GA 30339-2029
Re:	Form S-8 Registration Statement

 Gentlemen:

          We have acted as counsel for Abrams Industries, Inc., a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's 2000 Stock Award Plan (the "Plan") and the proposed offer of up to 1,000,000 shares of the Company's common stock, $1.00 par value (the "Common Stock"), pursuant thereto.

          In such capacity, we have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock pursuant thereto as we have deemed relevant under the circumstances.

          Based on and subject to the foregoing, it is our opinion that the Plan and the proposed award thereunder of up to 1,000,000 shares of Common Stock, have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.
Yours truly,

KILPATRICK STOCKTON LLP

By: /s/ David A. Stockton
David A. Stockton, a partner